Pursuant to a Board approved vote on March 17, 2005, Fidelity Destiny Portfolios commenced new classes of shares, Fidelity Advisor Destiny I Fund (Class, T, Class, B, Class C and Institutional Class) and Fidelity Advisor Destiny II Fund (Class, T, Class, B, Class C and Institutional Class) on July 12, 2005. At the same time Class N was renamed Class A.